                                    Exhibit 11


                          PAULA FINANCIAL AND SUBSIDIARIES
                 COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                        (In thousands, except per share data)


                                                           THREE MONTHS ENDED
                                                                MARCH 31
                                                            1997        1998
                                                          --------     -------

Net Income                                                 $  916       $1,023
                                                          --------     -------
                                                          --------     -------

Weighted average shares outstanding for calculating
      basic earnings per share                              1,904        6,322

Convertible preferred stock                                 1,882         -
Warrants                                                      130         -
Options                                                        36          478
                                                          --------     -------

Total shares for calculating diluted earnings
      per share                                             3,952        6,800
                                                          --------     -------
                                                          --------     -------

Basic earnings per share                                  $  0.48        $0.16
                                                          --------     -------
                                                          --------     -------

Diluted earnings per share                                $  0.23        $0.15
                                                          --------     -------
                                                          --------     -------


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